May 9, 2017

The Board of Directors and Shareholders
YUM! Brands, Inc.
1441 Gardiner Lane
Louisville, Kentucky 40213

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of YUM! Brands, Inc. and Subsidiaries (the “Company”) for the three months ended March 31, 2017, and have read the Company’s statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1, in connection with changing its fiscal year from a 52-53 week fiscal year to a fiscal year ending on December 31 of each year, the Company eliminated any of the one-month or one-period reporting lags of its international subsidiaries. Certain smaller differences between reporting periods will continue for other domestic and international subsidiaries. The Company states that this newly adopted accounting principle is preferable in the circumstances because a more current reporting calendar ensures the impact of current events, economic conditions and global trends are more consistently reflected in the financial statements. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2016, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

Louisville, Kentucky